Exhibit 1
Stock units are issued under the registrant's Non-Employee Director Deferred Compensation Plan in lieu of cash payment for director fees for the first quarter of 2008 in the corrected amount of $3,250.  The Form 4 filed on April 3, 2008 was based on calculations that incorrectly assumed registrant's director fees for the first quarter of 2008 were $2,750.  The number of Stock Units issued in lieu of cash payment should have been 416.13 instead of 352.11, as initially reported on April 3, 2008.  This line item amends the prior disclosure of a grant of Stock Units to registrant on April 1, 2008 as reported by Form 4 on April 3, 2008.  The Stock Units become issuable in common stock of the registrant at the election of the reporting person upon the reporting person's termination of service, a change of control of the registrant, an unforeseeable emergency, or a fixed date selected by the reporting person.  The Stock Units granted were calculated using the closing price of the issuer's common stock as reported on the NASDAQ Global Market on April 1, 2008.